EXHIBIT 99.1

CITIZENS HOLDING COMPANY REPORTS EARNINGS

PHILADELPHIA, Miss.—(BUSINESS WIRE)—April 22, 2008—Citizens Holding Company (NASDAQ:CIZN) announced today results of operations as of and for the three months ended March 31, 2008.

Net income for the three months ended March 31, 2008 decreased to $1.640 million, or $.34 per share-basic and $.33 per share-diluted, from $1.890 million, or $.38 per share-basic and $.37 per share-diluted for the same quarter in 2007. Net interest income for the first quarter of 2008, after the provision for loan losses for the quarter, was $5.444 million, approximately 0.2% higher than the same period in 2007, in part due to a higher volume of interest earning assets partially offset by an increase in the provision for loan losses. The provision for loan losses for the three months ended March 31, 2008 was $98 thousand compared to $77 thousand for the same period in 2007. The net interest margin decreased to 4.24% in the first quarter of 2008 from 4.38% in the same period in 2007 primarily because of the decrease in yields on earning assets was greater than the decline in rates paid on interest bearing deposits. Non-interest income increased in the first quarter of 2008 by approximately $366 thousand, or 22.3%, while non-interest expenses increased $815 thousand, or 17.9%, compared to the same period in 2007.

Total assets as of March 31, 2008 increased $28.567 million, or 4.2%, when compared to December 31, 2007. Deposits increased $26.049 million, or 5.5%, over the same period in 2007. Loans, net of unearned income, during this period increased $15.534 million, or 4.2%, due to increasing loan demand brought about partially by the entrance into new markets from the opening of four new branches in the last six months. Non-performing assets increased by $1.735 million to $5.618 million at March 31, 2008 compared to December 31, 2007 because of an increase in loans 90 days or more past due, non-accrual loans and other real estate.

During the first quarter of 2008, the Company paid dividends totaling $0.19 per share. This represents an increase of 5.3% over the dividends paid in the first quarter of 2007.

Citizens Holding Company (the “Company”) is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia, both headquartered in Philadelphia, Mississippi. The Bank currently has twenty-two banking locations in nine counties in East Central Mississippi. In addition to full service commercial banking, the Company offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the NASDAQ Global Market and is traded under the symbol CIZN. The Company’s transfer agent is American Stock Transfer & Trust Company. Information about Citizens Holding Company may be obtained by accessing its corporate website at www.citizensholdingcompany.com.

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company’s financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Forward-looking statements speak only as of the date they are made. The Company does not undertake a duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Company’s and the bank’s business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates; (b) changes in the legislative and regulatory environment that negatively impact the Company and Bank through increased operating expenses; (c) increased competition from other financial institutions; (d) the impact of technological advances; (e) expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions; (f) changes in asset quality and loan demand; (g) expectations about overall economic strength and the performance of the economics in the Company’s market area and (h) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize, or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

Citizens Holding Company

Financial Highlights

(amounts in thousands, except share and per share data)

	Three Months Ended March 31 2008	2007
Interest income and fees	$9,729	$9,445
Interest expense	4,187	3,935

Net interest income	5,542	5,510
Provision for loan losses	98	77

Net interest income after provision for loan losses	5,444	5,433
Non-interest income	2,005	1,639
Non-interest expense	5,359	4,544

Net income before taxes	2,090	2,528
Income taxes	450	638

Net income	$1,640	$1,890

Earnings per share—basic	$0.34	$0.38

Earnings per share—diluted	$0.33	$0.37

Average shares outstanding-basic	4,865,769	5,010,939
Average shares outstanding-diluted	4,903,200	5,065,332

	As of March 31, 2008	As of December 31, 2007
Balance Sheet Data:
Total assets	$709,471	$680,904
Total earning assets	635,685	613,756
Loans, net of unearned income	387,527	371,993
Allowance for loan losses	3,894	3,968
Total deposits	503,281	477,232
Long-term borrowings	85,372	50,418
Shareholders’ equity	70,841	68,191
Book value per share	$14.56	$14.02
Dividends paid per share	$0.19	$0.73

Average Balance Sheet Data:
Total assets	$703,313	$639,305
Total earning assets	638,294	575,262
Loans, net of unearned income	379,521	358,178
Total deposits	492,430	480,191
Long-term borrowings	83,472	84,658
Shareholders’ equity	69,497	67,377

Non-performing assets:
Non-accrual loans	1,825	1,310
Loans 90+ days past due	1,357	526
Other real estate owned	2,436	2,047

Net charge-offs as a percentage of average net loans	0.05%	0.15%

Performance Ratios:
Return on average assets	0.93%	1.08%
Return on average equity	9.43%	10.26%

Net interest margin (tax equivalent)	4.24%	4.34%

Contact:

Citizens Holding Company, Philadelphia

Robert T. Smith, 601/656-4692

rsmith@netdoor.com